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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                           DATE OF REPORT: May 4, 2001
         --------------------------------------------------------------
                        (Date of Earliest Event Reported)

                      National Residential Properties, Inc.
         --------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                     Nevada
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         (State or Other Jurisdiction of Incorporation or Organization)



         0-27159                                          65-0439467
(Commission File Number)                   (I.R. S. Employer Identification No.)


      National Residential Properties, Inc.
              2921 NW 6th Avenue
                Miami, Florida                                         33127
   ----------------------------------------                          ----------
   (Address of Principal Executive Offices)                          (Zip Code)


                                (305) 573 - 8882
         --------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)




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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Historically, the Company has specialized in renovating or rebuilding "starter homes". However, subsequent to the year ended September 30, 1999, the Company changed its operational direction from that of building or remodeling these relatively low cost homes to the business of developing multifamily housing projects.

         To that end, on May 4, 2001, the Company's wholly-owned subsidiary, Connecticut Acquisition Corp. No 1. ("Acquisition Corp."), entered into a joint venture to develop a parcel of land (the "Land Development Agreement") located in Hebron, Connecticut (the "Hebron Parcel"), as a Senior Adult Community with a Mr. Nathan Kahn and various companies controlled by him (the "Kahn Entities"). The Land Development Agreement is an Exhibit to this Form 8-K, and any reference to its terms herein is qualified and controlled by the actual terms of the Agreement themselves.

         Thereafter, Acquisition Corp. and the Kahn Entities hope to continue to develop the Hebron Parcel with a view toward either selling developed lots to builders or erecting dwellings themselves.

         In addition, the Kahn Entities had obtained options (the "Option" or the "Options") to purchase and develop other properties, and the Kahn Entities advised that they would need additional funding to pay for the expenses, such as engineering reports, zoning studies, and the like, in connection with the obtaining and maintenance of these Options.

         Consequently, the Land Development Agreement calls for Acquisition Corp. to advance funds to the Kahn Entities earmarked for a specific Option and specific set of itemized expenses related to a specific property and for each Option in question to serve collateral for the funds advanced by Acquisition Corp. While the Land Development Agreement contemplates that the advance will be repaid when the Parties obtain financing to acquire and develop that particular parcel of land, nevertheless, the obligation to repay the advance will come due in three months, and, if not timely paid, that Option, and all attendant rights thereto, would revert to, and become the property of, Acquisition Corp.

         As noted, the Land Development Agreement calls for Acquisition Corp. to fund the initial costs of acquisition and development, and, after deduction of expenses from gross revenues, profits would be divided 50-50 between the Acquisition Corp. and the Kahn Entities.

         Previously, in contemplation of the financing of the foregoing project (the "Project"), on April 12, 2001, Acquisition Corp. obtained a loan from Accredited Investors evidenced by its 8% Series A $1,000,000.00 Senior Subordinated Convertible Redeemable Debentures (the "Acquisition Corp. Debentures"), together with underlying shares of Acquisition Corp.'s Class A Common Stock, Par Value $0.001, into which the Acquisition Corp. Debentures may be


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convertible from time to time.

         From the proceeds of the sale of the Acquisition Corp. Debentures (the "Proceeds") approximately

                  (a) $160,000.00 would be used by Acquisition Corp. to acquire the Hebron Parcel (together with a mortgage in the amount of $315,000.00 which Acquisition Corp. would assume), and

                  (b) $680,000.00 would be used by Acquisition Corp. to pay the expenses to be incurred with the development of the other pieces of real estate.

          On May 8, 2001, following the acquisition of the Hebron Parcel by Acquisition Corp., Acquisition Corp. was merged into the Company. Pursuant to the Merger, and by operation of law, the rights and obligations of Acquisition Corp. with respect to all entities will enure to the benefit of and be binding upon the Company. Consequently, as a result of the Merger, (a) the rights and obligations of Acquisition Corp. with respect to the Land Development Agreement will enure to the benefit of and be binding upon the Company; and (b) the Acquisition Corp. Debentures, together with the underlying shares of Acquisition Corp.'s common stock, Par Value $0.001 per share, into which the Acquisition Corp. Debentures were convertible from time to time, were converted into identical debentures of the Company (the "Company Debentures"), together shares of underlying common stock, Par Value $0.001 per share, of the Company into which the Company Debentures may be converted.

FORWARD-LOOKING STATEMENTS

         This Report on Form 8-K contains certain forward-looking statements. These forward-looking statements include statements realting to proposed future operations potential financing arrangements.

         The forward-looking statements included herein are based on current expectations and involve a number of risks and uncertainties rergarding the Project. These forward-looking statements are based on assumptions regarding future business expectations, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, actual results may differ materially from those set forth in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information contained herein, the inclusion of such information should not be regarded as any representation by the Company or any other person that the objectives or plans of the Company will be achieved with respect to the Project.



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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits:


      Exhibit No.                             Item
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         2.       Plan of Merger dated May 8, 2001, between National Residential
                  Properties, Inc., and Connecticut Acquisition Corp. No 1.


         10.1 Land Development Agreement dated May 4, 2001, between National Residential Properties, Inc. and Connecticut Acquisition Corp. No 1.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in behalf of the Registrant and in the capacities and on the dates indicated.



Date: May 21, 2001                      By:  /s/ Richard Astrom
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                                            Richard Astrom, President and
                                            Chief Executive Officer













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